Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement (File No. 333-127644) of Cyalume Technologies Holdings Inc. on Form S-1 of our report dated May 23, 2008 appearing in the Proxy statement of Cyalume Technologies Holdings, Inc. (formerly known as Vector Intersect Security Acquisition Corp.) filed with the SEC on December 4, 2008, on the consolidated financial statements of Cyalume Technologies Inc. and Subsidiary as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and for the period from January 24, 2006 to December 31, 2006. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ CCR LLP

Glastonbury, Connecticut
February 2, 2009